Exhibit 23.6

[Letterhead of Bragard & Duran Abogados]

July 5, 2011

We hereby consent to the use of our name in the Registration Statement on Form F-1 filed by Union Agriculture Group Corp on July 5, 2011, as such may thereafter be amended or supplemented. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under the United States Securities Act 1933, as amended.

Yours very truly,

/s/ Jean Jacques Bragard

Bragard & Duran Abogados